SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 31, 2008.

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6121 Hollis Street
Emeryville, California 94608
(Address of principal executive offices)

(510) 350-2940
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed.  Such risks and uncertainties include but are not limited to those discussed in this report and in BioTime's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement.

Renewal of Financial Adviser Agreement with Greenbelt Corp.

On March 31, 2008, we entered into an amendment to our Financial Adviser Agreement with Greenbelt Corp, renewing that agreement through December 31, 2008.  Greenbelt has served as our financial adviser since 1998.  Under the amendment, we will pay Greenbelt a fee of $135,000 in cash and 300,000 common shares.  The shares shall be issued as follows: 150,000 shares on April 1, 2008, and 75,000 shares on July 1, 2008, October 1, 2008, and January 2, 2009.  The cash fee will be payable in three equal installments of $45,000 each on July 1, 2008, October 1, 2008, and January 2, 2009.  We may elect to defer until January 2, 2009 the cash payments due on July 1, 2008 and October 1, 2008, and if we do so, we will issue to Greenbelt 30,000 additional common shares at the time the deferred cash payment is made.

The agreement will terminate on December 31, 2008, unless we or Greenbelt terminate it on an earlier date.  In the event of an early termination, we will pay Greenbelt a pro rata portion of the cash and shares earned during the calendar quarter in which the agreement terminated, based upon the number of days elapsed.

Section 3 - Securities and Trading Markets

Item 3.02 - Unregistered Sale of Equity Securities.

The common shares described in Item 1.01 are or will be issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date: April 4, 2008	By /s/ Steven A. Seinberg
Chief Financial Officer

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